FOR IMMEDIATE RELEASE Contact: Robert Jorgenson

September 18, 2007 724.465.5448

S&T Bank Names New Director

-- Appointment Announced at Board of Directors Meeting --

Indiana, Pennsylvania - S&T Bank (NASDAQ: STBA), a full-service financial institution with branch locations in 10 Pennsylvania counties, announced the appointment of David L. Krieger as Director of S&T Bancorp Inc. and S&T Bank. James C. Miller, chairman and CEO of S&T Bancorp, Inc., made the official announcement yesterday following the Board of Directors September 17, 2007 meeting.

"We are pleased to announce the appointment of Dave Krieger to our Board of Directors," stated Miller. "Dave joined S&T Bank as head of commercial lending in 1984 and has been an integral member of our team who has contributed to our profitable growth throughout the years."

"Dave's appointment to our Board of Directors will help preserve his vast experience and special relationship with many of our most important constituents following his planned retirement," commented Todd Brice, president and chief operating officer, S&T Bank.

Krieger, currently a senior executive vice president, will retire from his position at the end of the year. Prior to joining S&T Bank, Dave worked at Equibank in Pittsburgh, PA as a senior vice president and graduated from Clarion University. Dave and his wife, Donna, reside in Indiana, Pennsylvania.

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About S&T Bank

Headquartered in Indiana, Pa., S&T Bancorp Inc. operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. S&T Bancorp Inc. has assets of $3.4 billion, and its stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbank.com.